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                                                                     Exhibit 5.1


                               February 23, 1996

EMC Corporation
171 South Street
Hopkinton, Massachusetts 01748


Ladies and Gentlemen:


    I am General Counsel of EMC Corporation, a Massachusetts corporation (the "Company"), and in such capacity have examined the Company's Registration Statement on Form S-8 (the "Registration Statement"), being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offering of a maximum of 493,400 shares (the "Shares") of the Company's Common Stock, to be issued pursuant to the McDATA Corporation 1990 Class A Stock Option Plan and the McDATA 1990 Class B Stock Option Plan (collectively, the "Plans"). I am familiar with the proceedings undertaken by the Company in connection with the authorization, reservation and registration of the Shares. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

    Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor as contemplated by the Plans, will be validly issued, fully paid and nonassessable.

    I hereby consent to your filing this opinion as an exhibit to the Registration Statement.


                      Very truly yours,

                      /s/ Paul T. Dacier

                      Paul T. Dacier
                      Vice President and General Counsel